Exhibit (e)(16)
INDEMNITY AGREEMENT
THIS AGREEMENT is made September 19, 2006
BETWEEN:
INCO LIMITED, a corporation governed by the laws of Canada, (the “Corporation”)
- and -
●, an individual principally resident in the City of ●, ● (the “Indemnified Party”)
RECITALS:
A.	The Indemnified Party is or has been a duly elected or appointed director or officer of the Corporation and/or at the request of the Corporation, a duly elected or appointed director or officer of Other Entities (as defined below);

B.	The Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of certain liabilities or expenses which the Indemnified Party may incur as a result of acting as a director or officer of the Corporation and/or Other Entities;

C.	The Indemnified Party has agreed to serve or to continue to serve as a director or officer of the Corporation and/or Other Entities subject to the Corporation providing the Indemnified Party with directors’ and officers’ liability insurance and an indemnity against certain liabilities and, in order to induce the Indemnified Party to serve and to continue to so serve, the Corporation has agreed to provide the indemnity in this Agreement;

D.	The by-laws of the Corporation contemplate that the Indemnified Party may be indemnified in certain circumstances.

THEREFORE, the parties agree as follows:
ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1	Definitions
Whenever used in this Agreement, the following words and terms shall have the meanings set out below:
(a)	“Act” means the Canada Business Corporations Act, as the same exists on the date hereof or may hereafter be amended;

(b)	“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

(c)	“Board” means the Board of Directors of the Corporation;

(d)	“Change of Control” shall mean the occurrence of any of the following events:
(i)	individuals who, as of the close of business on the effective date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a member of the Board subsequent to the close of business on the effective date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for membership on the Board, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated for membership on the Board initially as a result of an actual or threatened proxy or election contest with respect to the election of members of the Board, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board or management of the Corporation, shall be deemed to be an Incumbent

Director unless such individual has served on the Board for at least 42 consecutive months;

(ii)	any “person” (as such term is defined in Section 3(a) (9) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d) (3) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board (the “Corporation Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions of Corporation Voting Securities: (A) by the Corporation or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the Corporation or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)) or (E) from the Corporation pursuant to a transaction (other than one described in (iii) below), if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) shall not constitute a Change of Control under this paragraph (ii);

(iii)	the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries (a “Business Combination”), unless immediately following such Business Combination: (A) Corporation Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, securities into or for which such Corporation Voting Securities were converted or exchanged pursuant to such Business Combination) represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Entity (the “Parent Entity”), and the proportionate voting power among the holders of securities of the Surviving Entity or Parent Entity, as applicable, held by those who were holders of Corporation Voting Securities immediately prior to the Business Combination is substantially the same as the proportionate voting power of such Corporation Voting Securities among such holders immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Entity or the Parent Entity) is the beneficial owner, directly or indirectly, of 25% or more of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction” and, following a Business Combination, references in this definition of “Change of Control” to the “Corporation” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a trust, references to the “Board” shall mean and refer to the board of trustees of such entity); or

(iv)	shareholder approval of the liquidation or dissolution of the Corporation, other than pursuant to a Non-Qualifying Transaction;

(v)	shareholder approval of the sale or other disposition of all or substantially all of the Corporation’s assets, other than (A) to an entity of which the Corporation has direct or indirect beneficial ownership of more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the entity or to a partnership of which the Corporation and/or a subsidiary is the general partner and has more than 50% of the equity interest or (B) pursuant to a Non-Qualifying Transaction;

Notwithstanding the foregoing, a Change of Control of the Corporation shall not be deemed to occur solely because any person becomes the direct or indirect beneficial owner of more than 25% of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which reduces the number of Corporation Voting Securities outstanding; provided that if, after such acquisition by the Corporation, such person becomes the beneficial owner of additional Corporation Voting Securities that increase the percentage of outstanding Corporation Voting Securities beneficially owned by such person (other than as a result of a subsequent acquisition of Corporation Voting Securities by the Corporation which reduces the number of Corporation Voting securities outstanding), a Change of Control of the Corporation shall then occur.
(e)	“Claim” includes any civil, criminal, administrative or investigative or other proceeding of any nature or kind in which the Indemnified Party is involved because of the Indemnified Party’s association with the Corporation or Other Entity;

(f)	“Insurers” means, collectively, the primary and excess insurers which have issued Policies or an entity issuing a successor to a Policy in accordance with this Agreement and “Insurer” means any one such entity

(g)	“Losses” includes all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, without limitation, and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of the investigation, defence, settlement or appeal of or preparation for any Claim or in connection with any action to establish a right to indemnification under this Agreement;

(h)	“Other Entity” means each Subsidiary of the Corporation or any other entity in respect of which the Indemnified Party was specifically requested by the Corporation to serve as a duly appointed director or officer or similar position of such Other Entity and “Other Entities” has such similar meaning;

(i)	“Parties” means the Corporation and the Indemnified Party collectively and “Party” means any one of them;

(j)	“Policies” means the primary and excess directors’ and officers’ insurance policies issued to the Corporation by the Insurers, and any successor to such policies entered into by the Corporation and “Policy” means any one such insurance policy issued to the Corporation by an Insurer;

(k)	“Subsidiary” has the meaning set out in the Act;

(l)	“Taxes” includes any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof.
1.2	Certain Rules of Interpretation
In this Agreement:
(a)	Governing Law — This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. The Parties hereby irrevocably submit and attorn to the jurisdiction of the courts of the Province of Ontario with respect to all matters arising out of or relating to this Agreement and all matters, agreements or documents contemplated by this Agreement. The Parties hereby waive any objections they may have to the venue being in such courts including, without limitation, any claim that any such venue is in an inconvenient forum.

(b)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)	Number — Unless the context otherwise requires, words importing the singular include the plural and vice versa.

(d)	Severability — If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable,

such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(e)	Entire Agreement — This Agreement constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.
ARTICLE 2

INDEMNIFICATION BY CORPORATION AND
OBLIGATIONS OF INDEMNIFIED PARTY
2.1	Indemnification
(a)	General Indemnity — Except in respect of an action by or on behalf of the Corporation or any Other Entity to procure a judgment in its favour against the Indemnified Party, or except as otherwise provided herein, the Corporation agrees to indemnify and hold the Indemnified Party harmless, to the fullest extent permitted by law, including but not limited to the indemnity under the Act, from and against any and all Losses which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of any Claim, provided that the indemnity provided for in this Section 2.1(a) will only be available if:
(i)	the Indemnified Party was acting honestly and in good faith with a view to the best interests of the Corporation or such Other Entity, as the case may be; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.
(b)	Taxes — For greater certainty, a Claim subject to indemnification pursuant to Section 3 of this Agreement shall include any Taxes which the Indemnified Party may be subject to or suffer or incur as a result of, in respect of, arising out of or referable to any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement, provided however that any amount required to be paid with respect to such Taxes shall be payable by the Corporation only upon the Indemnified Party remitting or being required to remit any amount payable on account of such Taxes.

(c)	Indemnity as of Right — Notwithstanding anything in this Agreement, the Indemnified Party is entitled to an indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the defence of any Claim, if the Indemnified Party:
(i)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the Indemnified Party ought to have done; and

(ii)	fulfils the conditions set out in Sections 2.1(a)(i) and (ii) above.
(d)	Derivative Claims — In respect of any action by or on behalf of the Corporation or any Other Entity to procure a judgment in its favour against the Indemnified Party, in respect of which the Indemnified Party is made a party because of the Indemnified Party’s association with the Corporation or such Other Entity, the Corporation shall make application, at its expense, for the approval of a court of competent jurisdiction to advance monies to the Indemnified Party for costs, charges and expenses reasonably incurred by the Indemnified Party in connection with such action and to indemnify and save harmless the Indemnified Party for such costs, charges and expenses of such action provided the Indemnified Party fulfils the conditions set out in Sections 2.1(a)(i) and (ii) above and provided that such advance or indemnification is not prohibited under any applicable statute and provided the

Indemnified Party shall repay such funds advanced if the Indemnified Party ultimately does not fulfil the conditions set out in Sections 2.1(a)(i) and (ii) above.

(e)	Incidental Expenses — Except to the extent such costs, charges or expenses are paid by the Other Entity, the Corporation shall pay or reimburse the Indemnified Party for the Indemnified Party’s reasonable and necessary travel, lodging or accommodation costs, charges or expenses paid or incurred by or on behalf of the Indemnified Party in carrying out the Indemnified Party’s duties as a director or officer of the Corporation or Other Entity.

(f)	Specific Indemnity for Statutory Obligations — Without limiting the generality of the preceding Sections 2.1(a) through (e) of this Agreement, the Corporation agrees, to the extent permitted by law, to indemnify and save the Indemnified Party harmless from and against any and all costs, charges, expenses, fees, damages or liabilities arising by operation of statute and incurred by or imposed upon the Indemnified Party in relation to the affairs of the Corporation and all Other Entities in the Indemnified Party’s capacity as a director or officer thereof, including but not limited to all statutory obligations to creditors, employees, suppliers, contractors, subcontractors, and any government or any agency or division of any government, whether federal, provincial, state, regional or municipal, provided that the indemnity provided for in this Section 2.1(f) will only be available if the Indemnified Party fulfils the conditions in Sections 2.1(a)(i) and (ii) above.

(g)	Partial Indemnification — If the Indemnified Party is determined to be entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the Losses incurred in respect of any Claim but not for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined by a court of competent jurisdiction to be so entitled.

(h)	Advance of Expenses — Subject to Section 2.1(d) of this Agreement, the Corporation shall, at the request of the Indemnified Party, arrange to pay on behalf of or reimburse the Indemnified Party for any costs, charges or expenses reasonably incurred by the Indemnified Party in investigating, defending, appealing, preparing for, providing evidence in or instructing and receiving the advice of the Indemnified

Party’s counsel or other professional advisors in regard to any Claim or other matter for which the Indemnified Party may be entitled to an indemnity or reimbursement hereunder, provided that the Indemnified Party fulfils the conditions set out in Sections 2.1(a)(i) and (ii) above. In the event that it is ultimately determined by a court of competent jurisdiction that the Indemnified Party did not fulfil the conditions set out in Sections 2.1(a)(i) and (ii) above, or that the Indemnified Party was not entitled to be fully so indemnified, such payments and reimbursements, or the appropriate portion thereof shall, upon written notice of such determination being given by the Corporation to the Indemnified Party detailing the basis for such determination, be repayable on demand and shall bear interest from the date of such notice at the prime rate prescribed from time to time by The Royal Bank of Canada.
2.2	Notice of Proceedings
The Indemnified Party shall give notice in writing to the Corporation as soon as practicable upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Claim involving the Corporation or any Other Entity or the Indemnified Party which may result in a claim for indemnification under this Agreement, and the Corporation agrees to give the Indemnified Party notice in writing as soon as practicable upon it or, to its knowledge, any Other Entity being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim involving the Indemnified Party. Such notice shall include a description of the Claim or threatened Claim, a summary of the facts giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by either party to so notify the other of any Claim shall not relieve the Corporation from liability under this Agreement except to the extent that the failure materially prejudices the Indemnified Party or the Corporation, as the case may be.
2.3	Subrogation
Promptly after receiving written notice from the Indemnified Party of any Claim or threatened Claim (other than a Claim by or on behalf of the Corporation or any Other Entity to procure a judgment in its favour against the Indemnified Party), the Corporation may (and upon the written request of the Indemnified Party shall) by notice in writing to the Indemnified Party, assume conduct of the defence thereof in a timely manner and retain counsel on behalf of the Indemnified

Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in respect of the Claim. In the event the Corporation assumes conduct of the defence on behalf of the Indemnified Party, the Indemnified Party hereby consents to the conduct thereof and of any action taken by the Corporation, in good faith, in connection therewith, and the Indemnified Party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation all information reasonably required to defend or prosecute the Claim, and the Corporation shall not be liable to the Indemnified Party under this Agreement for any fees or disbursements of counsel that the Indemnified Party may subsequently incur with respect to the same matter.
2.4	Separate Counsel
In connection with any Claim or other matter for which the Indemnified Party may be entitled to indemnity hereunder, the Indemnified Party shall have the right to employ separate counsel of the Indemnified Party’s choosing and to participate in the defence thereof but the fees and disbursements of such counsel shall be at the Indemnified Party’s expense unless employment of such other counsel has been authorized by the Corporation (which authorization shall not be unreasonably withheld in the event the named parties to any such Claim (including any added third or impleaded party) include both the Indemnified Party and the Corporation or an Other Entity and the representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them), in which event, the fees and disbursements of such counsel shall be paid by the Corporation.
2.5	No Presumption as to Absence of Good Faith
Unless a court of competent jurisdiction otherwise has held or decided that the Indemnified Party is not entitled to be fully or partially indemnified hereunder, the determination of any Claim by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party is not entitled to indemnity hereunder.

2.6	Settlement of Claim
No admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party shall be made without the consent of the Indemnified Party, acting reasonably. No admission of liability shall be made by the Indemnified Party without the consent of the Corporation and the Corporation shall not be liable for any settlement of any Claim made without its consent.
2.7	Determination of Right to Indemnification
If the payment of an indemnity or the advancement of funds under this Agreement requires the approval of a court, under the provisions of the Act or otherwise, either the Corporation or the Indemnified Party may apply to a court of competent jurisdiction for an order approving such indemnity or the advancement of such funds by the Corporation pursuant to this Agreement.
2.8	Other Rights and Remedies Unaffected
The indemnification and payment provided in this Agreement shall not derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law, the articles or by-laws of the Corporation, the constating documents of any Other Entity, any contract with any Other Entity, any applicable policy of insurance, guarantee or third-party indemnity, any vote of shareholders of the Corporation, or otherwise, both as to matters arising out of the Indemnified Party’s capacity as a director or officer of the Corporation or any Other Entity, or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of the Corporation.
ARTICLE 3

INSURANCE
3.1	Insurance
(a)	The Policies — So long as the Indemnified Party is a director or officer of the Corporation or any Other Entity, the Corporation shall pay all premiums payable under the Policies and take all steps necessary to maintain the coverage provided under the Policies.

(b)	Variation of Policies — So long as the Indemnified Party is a director or officer of the Corporation or any Other Entity, the Corporation shall not seek to amend or discontinue the Policies or allow the Policies to lapse without the Indemnified Party’s prior written consent, acting reasonably.

(c)	Currency of Policies — Upon the receipt of a written request from the Indemnified Party at any time during the term of this Agreement, the Corporation shall provide evidence in the form of certificates of insurance to the Indemnified Party evidencing that all premiums payable by the Corporation in respect of the Policies, the Run-Off Coverage or the coverage under Section 3.1(e) have been paid and that such insurance policies are in full force and effect.

(d)	Run-Off Coverage — In the event the Policies are discontinued for any reason or in the event the Indemnified Party ceases to be a director or officer of the Corporation in anticipation of, or following, a Change of Control of the Corporation, the Corporation shall purchase, maintain and administer, or cause to be purchased, maintained and administered for a period of at least six (6) years after such discontinuance, insurance for the benefit of the Indemnified Party (the “Run-Off Coverage”) from Insurers with the same or better credit rating as the Insurers as at the date of this Agreement, with benefits and levels of insurance coverage, on terms at least as favourable as the insurance coverage the Corporation currently maintains under its existing Policies as at the date of this Agreement for its directors and officers, to the fullest extent permitted by law.

Notwithstanding any other provision herein to the contrary, the Corporation shall not be obligated to indemnify the Indemnified Party under this Agreement for any Losses which have been paid to, or by or on behalf of, the Indemnified Party under:
(i)	the Policies or any other applicable policy of insurance maintained by the Corporation; or

(ii)	in respect of any Other Entity, any applicable policy of insurance or other arrangements maintained or made available by the Other Entity for the benefit of its respective directors or officers and for greater certainty, the indemnity provided under this Agreement will only apply with respect to any Losses the Indemnified Party may suffer or incur which would not otherwise be paid or satisfied under such insurance or other arrangements maintained or made available by such Other Entity.

(e)	Directors and Officers Insurance — Following the Indemnified Party ceasing to be a director or officer of the Corporation, for any reason whatsoever, but other than in the context of a Change of Control of the Corporation in respect of which Run-Off Coverage is to be provided to the Indemnified Party under Section 3.1(d), during the term of this Agreement, the Corporation shall continue to purchase and maintain directors’ and officers’ liability insurance, for the benefit of the Indemnified Party and the Indemnified Party’s heirs and legal representatives, such that the Indemnified Party’s insurance coverage is, at all times, from an Insurers with the same or better credit rating as the Insurers as at the date of this Agreement, with benefits and levels of insurance coverage, on terms at least as favourable as the insurance coverage the Corporation currently maintains under its existing Policies as at the date of this Agreement for its directors and officers. Notwithstanding the foregoing, if (i) directors’ and officers’ liability insurance coverage for former directors and officers is no longer available or (ii) it is no longer industry practice among responsible companies to procure directors’ and officers’ liability insurance for former directors and officers and the cost to the Corporation to do so would be commercially unreasonable (as determined by the board of directors in its sole judgement), the Corporation shall be relieved of its obligation under the foregoing sentence of this Section 3.1(e) to procure directors’ and officers’ liability insurance coverage for former directors and officers; provided that the Corporation procures such level of insurance coverage, if any, as is available for former directors and officers at a commercially reasonable rate and adopts comparable measures to protect its former directors and officers in the circumstances as are adopted by other responsible companies. The onus shall be on the Corporation to establish that the circumstances described in the previous sentence exist.

(f)	Deductible under Directors and Officers Insurance — If for any reason whatsoever, any Insurer asserts that the Indemnified Party is subject to a deductible under any existing or future Policy purchased and maintained by the Corporation for the benefit of the Indemnified Party and the Indemnified Party’s heirs and legal representatives, the Corporation shall pay the deductible for and on behalf of the Indemnified Party.

ARTICLE 4

MISCELLANEOUS MATTERS
4.1	Continuance
The Corporation shall give to the Indemnified Party fifteen (15) days notice of any liquidation, dissolution, winding-up or other termination of its corporate existence, or any application by the Corporation for a certificate of continuance in any jurisdiction, indicating the jurisdiction in which it is proposed that the Corporation will be continued and the proposed date of continuance. Upon receipt of such notice, the Indemnified Party may require the Corporation to agree to such amendments to this Agreement as the Indemnified Party, acting reasonably, considers necessary or desirable in order to provide the Indemnified Party with a comprehensive indemnity under the laws of the proposed jurisdiction of continuance.
4.2	Corporation and Indemnified Party to Cooperate
The Corporation and the Indemnified Party shall, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters under this Agreement.
4.3	Effective Time
This Agreement shall be deemed to have effect as and from the first date that the Indemnified Party became a director or officer of the Corporation or Other Entity.
4.4	Insolvency
The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors.

4.5	Multiple Proceedings
No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.
ARTICLE 5

GENERAL
5.1	Term
This Agreement shall survive until six (6) years after the Indemnified Party has ceased to act as a director or officer of the Corporation and each Other Entity.
5.2	Deeming Provision
The Indemnified Party shall be deemed to have acted or be acting at the specific request of the Corporation upon the Indemnified Party’s being appointed or elected as a director or officer of the Corporation and each Other Entity.
5.3	Assignment and Enurement
Neither Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement shall enure to the benefit of and be binding upon the Parties and the heirs, executors, administrators and other legal representatives of the Indemnified Party and the successors and permitted assigns (including any successor by reason of amalgamation) of the Corporation.
5.4	Amendments and Waivers
No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby. For greater certainty, the rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

5.5	Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:
(a)	in the case of a Notice to the Indemnified Party at:
●

Fax: ●
(b)	in the case of a Notice to the Corporation at:
Inco Limited 145 King Street West Suite 1500 Toronto, ON M5H 4B7 Attention: General Counsel Fax: (416) 361-7782
Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.
Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section.
5.6	Further Assurances
The Corporation and the Indemnified Party shall, with reasonable diligence, do all such further acts, deeds or things and execute and deliver all such further documents as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out intention or facilitating the performance of the terms of this Agreement or to evidence any loan or advance made pursuant to Section 2.1(i) hereof.
5.7	Independent Legal Advice
The Indemnified Party acknowledges that the Indemnified Party has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly determined not to seek such advice, and that the Indemnified Party is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.
5.8	Execution and Delivery
This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together shall constitute one and the same agreement.

IN WITNESS OF WHICH the Parties have duly executed this Agreement.

INCO LIMITED
By:
	Name:	●
	Title:	●

By:
	Name:	●
	Title:	●

  [Indemnified Party]

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